UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 23, 2014

GWG Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	None	26-2222607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Sixth Street, Suite 1200, Minneapolis, MN	55402
(Address of principal executive offices)	(Zip Code)

(612) 746-1944
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2014, the Board of Directors of GWG Holdings, Inc. appointed Shawn R. Gensch as a director pursuant to authority under the company’s bylaws.  Mr. Gensch is a financial and marketing executive with over 20 years of professional experience.  Previously, Mr. Gensch was the Senior Vice President, Marketing, at Target Corporation, a role he held from 2012 through 2013, and in which he led, among other things, that corporation’s media strategy, public relations, events and lifestyle marketing efforts.  Prior to serving as Senior Vice President, Marketing, Mr. Gensch served as the initial President of Target Bank (2003-2007), served as Vice President, Financial Product Design & Development, at Target Financial Services (2005-2008), and served as Director of New Business Development (2003-2005).  Prior to joining Target Corporation in 2003, Mr. Gensch worked in various roles in the structured finance, insurance, banking and related consulting industries, including work as Vice President and Assistant Treasurer of Green Tree Financial Corporation (Conesco Finance), in which role he led that corporation’s commercial paper program and asset-based funding conduits, syndicated banking lines and structured-finance securitization efforts across a variety of asset classes.  Mr. Gensch began his career with KPMG as an Assurance Accountant in 1992.

Mr. Gensch presently serves as a director of Anser Innovation, a technology company developing Internet-based software and hardware to enhance remote interaction, and is currently also Vice-Chair of the Board of Directors of Avenues for Homeless Youth based in Minneapolis, Minnesota.  He previously served on the Board of Directors of the Walker Art Center, Minneapolis, Minnesota.  Mr. Gensch graduated from the University of Wisconsin-Eau Claire with a B.S. degree in accounting.

Upon his appointment to the board, Mr. Gensch was appointed to serve on the board’s Audit Committee and Compensation Committee.

Item 8.01.	Other Events.

GWG Holdings, Inc. issued a press release on June 24, 2014.  A copy of this press release is included with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)         Exhibits.

99.1	Press Release dated June 24, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG Holdings, Inc.

Date: June 24, 2014	By:	/s/ Jon Sabes
Jon Sabes
Chief Executive Officer

EXHIBIT INDEX

99.1	Press Release dated June 24, 2014.